Exhibit 5.1

Yvan-Claude Pierre
+1 212 479 6721
yypierre@cooley.com

February 14, 2023

Outlook Therapeutics, Inc.

485 Route 1 South

Building F, Suite 320

Iselin, New Jersey 08830

Ladies and Gentlemen:

We have represented Outlook Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 7,920,004 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), consisting of (i) 7,700,004 shares of Common Stock that may be issued pursuant to the Company’s 2015 Equity Incentive Plan, as amended (the “2015 Plan”) and (ii) 220,000 shares of Common Stock that may be issued pursuant to the Company’s 2016 Employee Stock Purchase Plan (the “2016 Plan” and together with the 2015 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s certificate of incorporation and the Company’s bylaws, each as currently in effect as of the date hereof, (c) the Plans and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157,
t: (212) 479-6000, f: (212) 479-6275 cooley.com

Yvan-Claude Pierre
T: +1 212-479-6721
ypierre@cooley.com

Sincerely,

Cooley LLP

By:	/s/ Yvan-Claude Pierre
Yvan-Claude Pierre

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157,
t: (212) 479-6000, f: (212) 479-6275 cooley.com